PDI CONTACT:	INVESTOR CONTACT:
Amy Lombardi	Melody Carey
PDI, Inc.	Rx Communications Group, LLC
(862) 207-7866	(917) 322-2571
ALombardi@pdi-inc.com	MCarey@RxIR.com
www.pdi-inc.com

PDI Reports 2010 Third Quarter Financial Results

Company Achieves Profit from Continuing Operations One Quarter Ahead of Stated Goal

Management Will Host Conference Call Today at 10:00am ET

Parsippany, N.J., November 3, 2010 – PDI, Inc. (Nasdaq: PDII), today reported financial and operational results for the third quarter ended September 30, 2010. Summary financial and recent operating highlights include:

•	Achieved income from continuing operations, one quarter ahead of stated goal.
•	Increased third quarter revenue by 83% to $36.0 million, compared with $19.6 million in the third quarter of 2009, as core Sales Services business segment revenue increased 87% to $33.3 million.
•
Renewed seasonal sales services agreement with top-10 pharmaceutical company for the sixth consecutive season, which is expected to generate approximately $12 million in revenue during the 2010-2011 promotional season.

• Signed new 12 month contract with top-5 pharmaceutical company expected to generate $15 million in revenue beginning this month.
• Completed exit of TVG business unit in line with the company’s strategy.

	3rd Quarter Ended
	September 30,*
$'s in millions except EPS	2010	2009

Revenue, net	$36.0	$19.6

Gross Profit	$8.5	$6.3

Operating Expenses
Compensation expense	4.5	4.3
Other SG&A	3.5	4.3
Facilities realignment	-	1.2
Total Operating Expenses	8.1	9.8

Operating Income (Loss)	$0.4	$(3.5)

Other Income, net	0.1	-
Provision for Income Taxes	0.1	-
Income (Loss) from Continuing Operations	$0.4	$(3.5)
Diluted Income (Loss) From Continuing
Operations Per Share	$0.03	$(0.24)
*Unaudited

Commenting on today’s announcement, Nancy Lurker, Chief Executive Officer of PDI, Inc., stated, “PDI’s third quarter results reflect the successful advancement of our strategic growth plan. Our success is exemplified by a considerable increase in revenues and our return to profitability, an achievement we were able to attain a full quarter ahead of our stated goal.

“Revenues continue to be driven by new business wins in our Sales Services segment, while we continue to control our cost structure. Subsequent to the quarter end, we announced the renewal of a seasonal sales service agreement with a top-10 pharmaceutical client which we expect to generate approximately $12 million in revenue during the 2010 and 2011 promotional season. More recently, we won a contract with a top-5 pharmaceutical company which is expected to generate $15 million in revenue over the course of 12 months, beginning this month. In addition to these two large wins, we also had three contract wins during the quarter with terms ranging from 7 to 12 months, totaling approximately $8 million of revenue. Two of these wins are with new clients. The realization of all of these new contracts is a testament to the quality of our offering and productivity enhancement we are providing to our clients.

"On a macro level, industry trends are continuing to work favorably for PDI and there is no sign of this slowing down. Maturing product portfolios, thin pipelines and stringent and limited FDA approvals are lowering pharmaceutical margins and increasing commercialization risk. In addition, healthcare reform is expected to further increase pharmaceutical cost pressures. These factors all point to the growing trend for pharmaceutical companies to outsource the promotion of products through both rep and non-rep channels. Given our recent pace of new business wins, combined with these industry dynamics, we are confident that demand for PDI’s services will remain strong, while we continue to anticipate profitability for PDI in the fourth quarter of 2010.

“As we grow, it is vital that we continue to ensure that our programs to monitor compliance with the laws and regulations under which we operate are robust. As such, we recently hired Jade Shields as our Vice President of Corporate Compliance and Ethics. In this role, Jade will oversee all aspects of our corporate compliance, including federal and state regulations and the Prescription Drug Marketing Act. We are delighted to welcome Jade to the PDI team at this exciting time in our corporate development and know that his professional experience will be instrumental to PDI's success.”

Business Reviews - Continuing Operations

Revenue – For the third quarter ended September 30, 2010, revenue totaled $36.0 million compared to $19.6 million for the same period in 2009, an increase of $16.3 million or 83%. Significantly higher revenue in the Sales Services segment was slightly offset by a decrease in the Marketing Services segment.

➢
Sales Services segment revenue was $33.3 million for the third quarter of 2010 compared to $17.8 million in 2009, an increase of $15.5 million or 87%. This increase was due to new contracts and the expansion of existing contracts, offset, in part, by the expiration or termination of certain sales force contracts since 2009.

➢
Marketing Services segment revenue was $2.7 million for the third quarter of 2010 compared to $3.7 million in 2009, a decrease of $1.0 million or 27%. Lower revenue in the Pharmakon business unit was primarily due to a decrease in the number of projects in effect.

Gross Profit – Gross profit for the third quarter of 2010 was $8.5 million compared to $6.3 million for the same period in 2009, an increase of $2.1 million or 34%. The increase in gross profit in the third quarter of 2010 was primarily attributable to the increase in revenue in the Sales Services segment.

➢
Sales Services segment gross profit rose to $7.3 million for the third quarter of 2010 from $4.3 million in 2009, an increase of $3.0 million or 69%. This increase was primarily due to the significant improvement in segment revenue, as well as a decrease in variable costs in 2010.

➢	Marketing Services segment gross profit decreased to $1.1 million for the third quarter of 2010 from $1.9 million for the same period in 2009. This decrease was primarily attributable to lower revenue in the Pharmakon business unit as well as the costs associated with the launch of the company’s contact center, PDI Voice.

Total Operating Expenses – Total operating expenses for the third quarter of 2010 were $8.1 million compared to $9.8 million for the same period of 2009, a decrease of approximately $1.8 million or 18%. Excluding a $1.2 million facilities realignment charge in 2009, total operating expenses were down $0.5 million or 6%.  This decline is primarily due to the company’s ongoing cost reduction initiatives.

Operating Income – Operating income from continuing operations for the third quarter of 2010 improved $3.9 million to $0.4 million compared to a $3.5 million operating loss for the same period in 2009.

Income and Income Per Share – Income from continuing operations for the third quarter of 2010 improved $3.9 million, or $0.27 per share, to $0.4 million, or $0.03 per share, compared to a net loss from continuing operations of $3.5 million, or $0.24 per share, for the same period of 2009. Income from continuing operations and income from continuing operations per share improved 112% in 2010 compared to 2009.

Liquidity and Cash Flow – Cash and cash equivalents as of September 30, 2010 were $83.4 million which is $10.9 million higher than December 31, 2009.

➢
Net cash provided by operations for the nine months ended September 30, 2010, which was aided by enhanced receivables collections and the receipt of $3.3 million of income tax refunds, was $12.5 million compared to net cash used in operations of $18.9 million for the same period of 2009.

➢	As of September 30, 2010, the company’s cash equivalents were predominantly invested in U.S. Treasury money market funds and the company had no commercial debt.

Discontinued Operations

During the period ended September 30, 2010, the company completed the exit of its TVG business unit. The company's third quarter 2010 results from discontinued operations reflect a net loss after taxes of $2.1 million, or a diluted loss per share of $0.14. The third quarter loss is primarily attributable to charges taken in exiting the business.

Conference Call

As previously announced, PDI will hold a conference call today, to discuss financial and operational results of the third quarter ended September 30, 2010 as follows:

Time: 10:00 AM (ET)
Dial-in numbers: (866) 644-4654 (U.S. and Canada) or (706) 643-1203
Conference ID#: 13122558

Live webcast: www.pdi-inc.com, under "Investor Relations"

The teleconference replay will be available three hours after completion through November 7, 2010 at (800) 642-1687 (U.S. and Canada) or (706) 645-9291. The replay pass code is 13122558. The archived web cast will be available for one year.

About PDI, Inc.

PDI is a leading provider of promotional outsourced services to established and emerging healthcare companies. The company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales and marketing expertise. For more information, please visit the company’s website at www.pdi-inc.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2009, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue, net	$35,972	$19,643	$99,952	$57,312
Cost of services	27,489	13,295	77,209	39,919
Gross profit	8,483	6,348	22,743	17,393

Compensation expense	4,518	4,332	13,481	13,840
Other selling, general and administrative expenses	3,545	4,272	10,410	12,221
Facilities realignment	-	1,220	583	1,220
Total operating expenses	8,063	9,824	24,474	27,281
Operating income (loss)	420	(3,476)	(1,731)	(9,888)
Other income, net	58	41	133	208
Income (loss) from continuing operations
before income tax	478	(3,435)	(1,598)	(9,680)
Provision for income tax	71	17	208	446
Income (loss) from continuing operations	407	(3,452)	(1,806)	(10,126)
Loss from discontinued operations, net of tax	(2,081)	(1,110)	(2,457)	(4,986)

Net loss	$(1,674)	$(4,562)	$(4,263)	$(15,112)

Basic income (loss) per share of common stock:
Income (loss) from continuing operations	$0.03	$(0.24)	$(0.13)	$(0.71)
Loss from discontinued operations	(0.15)	(0.08)	(0.17)	(0.35)
Net loss per basic share of common stock	$(0.12)	$(0.32)	$(0.30)	$(1.06)

Diluted income (loss) per share of common stock:
Income (loss) from continuing operations	$0.03	$(0.24)	$(0.13)	$(0.71)
Loss from discontinued operations	(0.14)	(0.08)	(0.17)	(0.35)
Net loss per diluted share of common stock	$(0.11)	$(0.32)	$(0.30)	$(1.06)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,325	14,216	14,291	14,216
Diluted	14,661	14,216	14,291	14,216

Segment Data (Unaudited)
($ in thousands)

	Sales	Marketing	PC
	Services	Services	Services	Eliminations	Consolidated
Three months ended September 30, 2010:
Revenue, net	$33,292	$2,680	$-	$-	$35,972
Gross profit	$7,337	$1,146	$-	$-	$8,483
Gross profit %	22.0%	42.8%	-	NA	23.6%
Three months ended September 30, 2009:
Revenue, net	$17,800	$3,683	$-	$(1,840)	$19,643
Gross profit	$4,347	$1,936	$-	$65	$6,348
Gross profit %	24.4%	52.6%	NA	NM	32.3%
Nine months ended September 30, 2010:
Revenue	$91,937	$8,015	$-	$-	$99,952
Gross profit	$19,483	$3,260	$-	$-	$22,743
Gross profit %	21.2%	40.7%	-	NA	22.8%
Nine months ended September 30, 2009:
Revenue	$52,230	$8,485	$-	$(3,403)	$57,312
Gross profit	$10,308	$4,299	$2,486	$300	$17,393
Gross profit %	19.7%	50.7%	NA	NM	30.3%

NA - Not Applicable
NM - Not Meaningful

Selected Balance Sheet Data (Unaudited)
(in thousands)
	September 30,	December 31,
	2010	2009

Cash and cash equivalents	$83,355	$72,463

Total current assets	$99,610	$96,511
Total current liabilities	33,361	24,880
Working capital	$66,249	$71,631

Total assets	$114,839	$109,776
Total liabilities	$43,143	$34,886
Total stockholders' equity	$71,696	$74,890

Selected Cash Flow Data (Unaudited)
(in thousands)
	September 30,
	2010	2009

Net loss	$(4,263)	$(15,112)
Non-cash items	2,968	4,605
Net change in assets and liabilities	13,760	(8,371)
Net cash provided by (used in) operations	$12,465	$(18,878)

Change in cash and cash equivalents	$10,892	$(19,523)